LIST OF SUBSDIARIES


Subsidiary                                    State Of Incorporation
- ----------                                    ----------------------


1.  Paragon Nurses Registry, Inc.             New York

2.  Star Registry, Inc.                       New York

3.  AMSERV HEALTHCARE INC.                    Delaware